As filed with the United States Securities and Exchange Commission on July 1, 2026.

Registration No. 333-290758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Actelis Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	52-2160309
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Actelis Networks, Inc.
710 Lakeway Drive, Suite 200

Sunnyvale, CA 94085
(510) 545-1045

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tuvia Barlev
Chief Executive Officer and Chairman of the Board of Directors
Actelis Networks, Inc.

710 Lakeway Drive, Suite 200

Sunnyvale, CA 94085
(510) 545-1045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eyal Peled, Esq.
Greenberg Traurig LLP
One Vanderbilt Avenue,
New York, New York 10017
Phone: (212) 801-9210
Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 DEREGISTRATION OF SECURITIES

Actelis Networks, Inc., a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-290758) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on October 7, 2025, amended on October 16, 2025, November 4, 2025 and November 25, 2025, and declared effective on November 28, 2025 (the “Registration Statement”), to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date of this Amendment.

The Registration Statement registered the offer and sale of up to 10,635,265 shares of our common stock, par value $0.0001 per share (our “Common Stock”), by White Lion Capital, LLC (the “Selling Stockholder”) pursuant to a common stock purchase agreement dated September 27, 2025, and effective as of October 1, 2025 with the Selling Stockholder (the “ELOC Purchase Agreement”) and a securities purchase agreement dated September 27, 2025, with the Selling Stockholder (the “Securities Purchase Agreement”). Specifically, the Registration Statement registered the resale of:

●	10,000,000 shares of our Common Stock issuable upon our direction to the Selling Stockholder from time to time upon the satisfaction of certain terms and conditions described in the ELOC Purchase Agreement (the “ELOC Shares”);

●	284,091 shares of Common Stock issuable to White Lion as commitment shares under the ELOC Purchase Agreement (based on a conversion price of $2.64 per share, the lowest traded price of our common stock during the 30 business days prior to the date of issuance);

●	87,177 shares of Common Stock issued to the Selling Stockholder pursuant to the Securities Purchase Agreement; and

●	263,997 shares of Common Stock issuable to the Selling Stockholder upon exercise of Pre-Funded Warrants issued pursuant to the PIPE Purchase Agreement.

The Company is filing this Amendment to the Registration Statement to deregister 10,000,000 unsold ELOC Shares. As of the date of this Amendment, the Registrant and the Investor have agreed to de-register all unsold securities issuable under the ELOC Purchase Agreement. Accordingly, all offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. Therefore, the Registrant hereby terminates the effectiveness of the Registration Statement in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on July 1, 2026.

ACTELIS NETWORKS, INC.

By:	/s/ Tuvia Barlev
Tuvia Barlev
Chief Executive Officer and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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